Exhibit 23.7
[Letterhead of Cogent Realty Advisors, LLC]
July 26, 2011
ConCap Equities, Inc., as
General Partner of Consolidated Capital Institutional Properties/3, LP
4582 South Ulster Street Parkway, Suite 1100
Denver, CO 802372
Re:	Appraisal of Tamarac Village Apartments (Denver, Colorado) dated as of March 16, 2011, as updated on June 17, 2011.
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our appraisal report, in its entirety, referenced above (the “Appraisal Report”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of the Appraisal Report, in its entirety, to the limited partners of Consolidated Capital Institutional Properties/3, LP (“CCIP/3”) upon their request in connection with the merger of a subsidiary of Aimco with and into CCIP/3, with CCIP/3 as the surviving entity, as described in the Registration Statement, and (ii) the reference to our firm and the description of the Appraisal Report in the Registration Statement, including any amendments and/or supplements thereto, that may be filed with the SEC. We further acknowledge that the Appraisal Report, in its entirety, will be generally available to the public through the filings with the SEC.

COGENT REALTY ADVISORS, LLC
By:	/s/ Steven Goldberg
	Name:	Steven Goldberg
	Title:	Managing Partner